Exhibit 7 to Form T-1

Bank Call Notice

RESERVE DISTRICT NO. 2
CONSOLIDATED REPORT OF CONDITION OF

JPMorgan Chase Bank
of 270 Park Avenue, New York, New York 10017
and Foreign and Domestic Subsidiaries,
a member of the Federal Reserve System,

at the close of business June 30, 2002, in
accordance with a call made by the Federal Reserve Bank of this
District pursuant to the provisions of the Federal Reserve Act.

		Dollar Amounts in Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$20,772
Interest-bearing balances		10,535
Securities:
Held to maturity securities		419
Available for sale securities		59,953
Federal funds sold and securities purchased under agreements to resell
Federal funds sold in domestic offices		6,054
Securities purchased under agreements to resell		74,680
Loans and lease financing receivables:
Loans and leases held for sale		11,686
Loans and leases, net of unearned income	$168,109
Less: Allowance for loan and lease losses	3,241
Loans and leases, net of unearned income and allowance		164,868
Trading Assets		179,236
Premises and fixed assets (including capitalized leases)		5,999
Other real estate owned		60
Investments in unconsolidated subsidiaries and associated companies		376
Customers’ liability to this bank on acceptances outstanding		273
Intangible assets
Goodwill		2,156
Other Intangible assets		5,786
Other assets		38,554
TOTAL ASSETS		$581,407

4

LIABILITIES
Deposits
In domestic offices		$158,559
Noninterest-bearing	$65,503
Interest-bearing	93,056
In foreign offices, Edge and Agreement subsidiaries and IBF’s		129,207
Noninterest-bearing	$9,645
Interest-bearing	119,562
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		15,942
Securities sold under agreements to repurchase		88,781
Trading liabilities		105,568
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)		12,583
Bank’s liability on acceptances executed and outstanding		278
Subordinated notes and debentures		9,249
Other liabilities		26,053
TOTAL LIABILITIES		546,220
Minority Interest in consolidated subsidiaries		100
EQUITY CAPITAL
Perpetual preferred stock and related surplus		0
Common stock		1,785
Surplus (exclude all surplus related to preferred stock)		16,304
Retained earnings		17,013
Accumulated other comprehensive income		(15)
Other equity capital components		0
TOTAL EQUITY CAPITAL		35,087
TOTAL LIABILITIES, MINORITY INTEREST, AND EQUITY CAPITAL		$581,407

I, Joseph L. Sclafani, E.V.P. & Controller of the above-named bank, do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

JOSEPH L. SCLAFANI

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

WILLIAM B. HARRISON, JR. )
HELENE L. KAPLAN                  )
WILLLIAM H. GRAY III        )